EXHIBIT 99

FROM:	BALLY TOTAL FITNESS HOLDING CORPORATION 8700 West Bryn Mawr Avenue Chicago, IL 60631 www.BallyFitness.com Contact: Jon Harris - Tel. (773) 864-6850 Vice President, Media Development and Communications

THE MWW GROUP Public Relations - Tel. (201) 507-9500 Contact: Matt Messinger - Email: mmessing@mww.com

FOR IMMEDIATE RELEASE

BALLY TOTAL FITNESS REPORTS
SECOND QUARTER 2002 RESULTS

Net Revenue Grows 14%
Comparable Club Net Revenues up 3%

       CHICAGO, August 6, 2002 - Bally Total Fitness Holding Corporation (NYSE: BFT) today reported its financial results for the second quarter of 2002, with net revenues up 14%, net income of $16.1 million ($.48 per diluted share), and pretax income of $21.2 million, up 8%. Assuming comparable tax rates for both periods, second quarter 2002 net income grew $1.2 million (8%). Income tax provisions are not comparable between periods, due to an increase in the Company’s effective tax rate during the quarter, which resulted in a $4.2 million non-cash deferred income tax charge in the second quarter of 2002. Diluted earnings per share were $.63 in the prior year quarter on net income of $19.2 million. Net revenues increased 14% to $246.4 million inclusive of $18.3 million attributable to Crunch Fitness centers acquired at the end of 2001. Cash flows from operations, on a comparable basis, increased $4.0 million, more than doubling from the prior year quarter. Earnings before interest, taxes, depreciation and amortization, including finance charges earned ("EBITDA"), was $53.6 million during the quarter, an increase of 3% over the prior year.

       "The challenging economy of 2002 has highlighted the true strength of our business model," commented Lee Hillman, Chairman and CEO of Bally Total Fitness Holding Corporation. "Continued strong growth in monthly dues revenues, accompanied by a further increase in our products and services businesses, more than offset slightly lower new member sales, enabling our net revenue growth of 14% to be right on track with our plan for the quarter."

       "Furthermore, our long-term objective to increase yield from membership while reducing reliance on one-time initiation fees, reached a milestone this quarter with dues collected now equaling half of total membership revenues. This predictable, recurring cash revenue stream remains an attractive characteristic of Bally’s membership business," added Hillman.

       "High retention of membership, reflected in our growing dues revenues, has also proven to be a contributor to our products and services businesses, with the strong growth trend of our personal training services and nutritional products sales continuing in the second quarter. Building on this success, in the coming quarter, we will unveil the Bally Weight Management System, our breakthrough weight loss program that effectively combines diet, nutrition and exercise. The program’s national rollout will be completed by year-end, in time for our busiest season," said Hillman.

       "Although our newer clubs continue to grow their membership base at expected levels, reinforcing our belief that returns on our immature clubs will significantly exceed those of our mature clubs, we have decided to target our capital spending for 2003 at levels lower than recent periods and instead target higher growth of free cash flows. This decision does not reflect a slowing down of opportunities, rather a prudent plan to manage cautiously during the current volatility of the capital markets. We believe the future returns residing within our immature club base, which now accounts for more than one-third of our clubs, will support our targeted growth of cash flows."

       Hillman stated, "While economic conditions have, at times, slowed new member joins for short periods, our affordable membership plans, quality facilities, and innovative products and services, should allow us to steadily grow overall revenues, as well as build profits and cash flow through these challenging times."

       "Looking ahead, with an increase in new members joining throughout July and continued strong growth in our other key revenue generating businesses, we believe there is tremendous movement behind our brands. We look forward to building on this momentum to further enhance the ‘total fitness’ experience for our members," concluded Hillman.

Comparison of the three months ended June 30, 2002 and 2001

       Net revenue for the second quarter of 2002 increased by $29.9 million (14%), offset by a $28.5 million (16%) increase in operating costs and expenses and an increase in depreciation and amortization of $1.0 million. Operating income was $17.2 million, an increase of $.4 million (2%) over the prior year quarter. Second quarter 2001 results included $1.9 million of goodwill amortization. The EBITDA margin was 20% in the second quarter of 2002 compared to 22% in the 2001 period. This decrease is due, in part, to the initially lower margins attributable to the acquisition of 19 Crunch Fitness centers on December 31, 2001, and the growing proportion of clubs open less than three years which, due to deferred revenue accounting and their immature membership dues base, yield below-average margins compared to mature clubs. Contribution from products and services increased to $19.6 million from $13.9 million in the 2001 quarter, a 41% increase (12% related to Crunch Fitness), with a margin of 37% in both periods.

       The weighted-average number of fitness centers increased to 412 from 386 in the second quarter of 2001, an increase of 7%, including a 49% increase in the weighted-average number of centers operating under the Company’s upscale brands from 37 to 55, largely resulting from the acquisition of Crunch Fitness. Net revenue from comparable fitness centers increased 3%, while total membership revenue increased 8% over the prior year period, including a 32% increase in dues revenue (18% related to Crunch Fitness) recognized during the period. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of membership fee originations for both periods.

       Gross committed membership fees during the second quarter increased 1% compared to the 2001 quarter. The gross committed monthly membership fees originated during the second quarter of 2002 averaged $43 versus $40 in the year ago quarter, an 8% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs and the addition of Crunch Fitness with its higher membership fee structure. The number of new members joining decreased 5% during the second quarter of 2002 compared with the same quarter a year ago, with a 9% decrease at our Bally Total Fitness clubs. Weak economic conditions during the quarter, combined with a price increase resulting from the strategic curtailment of the prior year’s discounting, contributed to the decline in memberships. During July, this strategy produced a recovery with both an increase in the number and price of new memberships sold. The average committed duration of memberships originated during the second quarter of 2002 was 29.8 months versus 30.1 months in the prior year quarter, a 1% decrease. This decrease results primarily from the shorter commitment term of memberships offered at Crunch Fitness and the addition of five new clubs in states and provinces that limit contract duration to twelve months.

       Finance charges earned in excess of interest expense totaled $4.0 million in the second quarter of 2002, an increase of $1.1 million over the prior year period resulting principally from lower interest rates on the Company’s borrowings.

       At June 30, 2002, for accounting purposes, we had approximately $80 million of unrecognized federal net operating loss carryforwards. Separately, our alternative minimum tax ("AMT") net operating loss carryforwards have been substantially recognized. Therefore, having fully recognized AMT net operating loss carryforwards for reporting purposes, our federal income tax rate has increased to 20% for the second quarter. The 20% rate will remain in effect until such time as all of our AMT credits are fully utilized, which is not currently expected before 2004.

       For federal income tax payment purposes, the Company has available net operating loss carryforwards exceeding $350 million and AMT net operating loss carryforwards in excess of $230 million. Therefore, the Company currently does not expect to make any significant federal tax payments earlier than 2004. At such time, the Company will be required to pay taxes at the 20% AMT rate for periods currently estimated to extend beyond 2005, including those periods benefited by AMT credits. For accounting purposes, the 2002 federal tax provision consists entirely of non-cash deferred income tax charges.

Comparison of the six months ended June 30, 2002 and 2001

       Net revenue for the first six months of 2002 increased by $56.4 million (13%), offset by a $55.6 million (15%) increase in operating costs and expenses and an increase in depreciation and amortization of $.5 million. Included in the prior year first half results was $3.8 million of goodwill amortization. Operating income was $34.0 million, an increase of $.3 million from the prior year period. The EBITDA margin was 20% in the first six months of 2002 compared to 22% in the 2001 period. This decrease is attributable in part to the initially lower margins attributable to the Crunch Fitness centers and the growing proportion of clubs open less than three years which, due to deferred revenue accounting and their immature membership dues base, yield below-average margins compared to mature clubs. Contribution from products and services increased to $39.0 million from $27.2 million in the 2001 period, a 43% increase (12% related to Crunch Fitness), with a margin of 37% in both periods.

       The weighted-average number of fitness centers increased to 409 from 385 in the first six months of 2001, an increase of 6%, including a 53% increase in the weighted-average number of centers operating under the Company’s upscale brands from 36 to 55, largely resulting from the December 31, 2001 acquisition of Crunch Fitness. Net revenue from comparable fitness centers increased 3%, while total membership revenue increased 7% over the prior year period, including a 28% increase in dues revenue (19% related to Crunch Fitness) recognized during the period. The provision for doubtful receivables and cancellations, included as a direct reduction of membership revenue, was 41% of the gross financed portion of membership fee originations for both periods.

       Gross committed membership fees increased 5% compared to the 2001 period. The gross committed monthly membership fees originated during the first six months of 2002 averaged $44 versus $40 in the year ago period, a 10% increase. This increase results primarily from higher monthly dues included in memberships originated at our Bally Total Fitness clubs and the addition of Crunch Fitness with its higher membership fee structure. The number of new members joining increased 1% during the first six months of 2002 compared with the same period a year ago, with a 4% reduction at our Bally Total Fitness clubs. The average committed duration of memberships originated during the first six months of 2002 was 30.5 months versus 31.4 months in the prior year period, a 3% decrease. This decrease results primarily from the shorter committed term of memberships offered at Crunch Fitness and the addition of five new clubs in states and provinces that limit contract duration to twelve months.

       Finance charges earned in excess of interest expense totaled $7.1 million in the first six months of 2002, an increase of $2.1 million over the prior year period resulting principally from lower interest rates on the Company’s borrowings.

Cash Flows

       Net cash used for operating activities decreased $4.2 million during the quarter to $5.1 million, compared to a net use of $9.3 million in second quarter 2001. Cash flows from operating activities were $20.4 million in the first six months of 2002, compared to $53.2 million in the 2001 period which included $32 million of accelerated collections from the sale of installment contracts receivable. During the first and third quarters of 2001, the Company sold a portion of its installment contracts receivable portfolio to a major financial institution at net book value, with combined proceeds of $105 million. Excluding the impact of the sales of receivables in 2001, and net of the change in dues prepayments during the periods, cash flows from operating activities were $7.6 million in second quarter 2002, compared to $3.6 million in the prior year quarter, and $48.7 million in the first half of 2002, versus $25.9 million in 2001, a $22.8 million increase.

       The following table sets forth cash flows from operating activities on a comparable basis to exclude the impact of last year’s sales of receivables, to add back actual cash collections on the sold portfolio, and to reflect the impact of changes in dues prepayments during each of the periods (in thousands):

                                        Quarter ended June 30   Six months ended June 30
                                           2002          2001         2002          2001
                                    -----------   -----------  -----------   -----------
Cash flows from (used in) operating
  activities, as reported           $    (5,091)  $    (9,357) $    20,354   $    53,180
    Acceleration of collections
      through bulk sale of
      installment contracts
      receivable                                                                (45,000)
    Collections on installment
      contracts receivable sold          14,143         9,435       31,100        13,033
    Change in dues prepayments           (1,437)        3,527       (2,762)        4,657
                                    -----------   -----------  -----------   -----------
Cash flows from operating
  activities on a comparable basis  $     7,615   $     3,605  $    48,692   $    25,870
                                    ===========   ===========  ===========   ===========

       Capital expenditures totaled $43.2 million for property and equipment and $11.5 million for purchases of real estate in the first six months of 2002. Property and equipment expenditures are expected to total approximately $35 million for the remainder of 2002. The Company does not expect additional real estate purchases in 2002.

       As of June 30, 2002, the Company had drawn $43.0 million on its $90 million revolving credit line and had outstanding letters of credit totaling $4.6 million.

       Bally Total Fitness is the largest and only nationwide, commercial operator of fitness centers, with approximately four million members and nearly 430 facilities located in 29 states, Canada, Asia and the Caribbean under the Bally Total Fitness, Crunch Fitness, Gorilla Sports, Pinnacle Fitness, Bally Sports Club and Sports Clubs of Canada brands. With more than 150 million annual visits to its clubs, Bally offers a unique platform for distribution of a wide range of products and services targeted to active, fitness-conscious adult consumers.

       The Company will be holding a conference call to further discuss its results and respond to questions on the morning of August 6, 2002 at 11:00 am Eastern Daylight Time. Those interested may listen to this conference call via the Company’s web site at www.ballyfitness.com.

       Forward-looking statements in this release including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: general economic and business conditions; competition; success of operating initiatives, advertising and promotional efforts; existence of adverse publicity or litigation; acceptance of new product and service offerings; changes in business strategy or plans; quality of management; availability, terms, and development of capital; business abilities and judgment of personnel; changes in, or the failure to comply with, government regulations; regional weather conditions and other factors described in filings of the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                             Three months ended
                                                                        June 30
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  188,370    $  174,225
  Products and services                                    53,318        37,564
  Miscellaneous revenue                                     4,713         4,761
                                                       ----------    ----------
                                                          246,401       216,550

Operating costs and expenses:
  Fitness center operations                               140,098       124,182
  Products and services                                    33,752        23,636
  Member processing and collection centers                 11,041        10,483
  Advertising                                              16,413        16,558
  General and administrative                                8,961         6,956
  Depreciation and amortization                            18,969        17,969
                                                       ----------    ----------
                                                          229,234       199,784
                                                       ----------    ----------

Operating income                                           17,167        16,766

Finance charges earned                                     17,442        17,323
Interest expense                                          (13,547)      (14,675)
Other interest income                                          89           218
                                                       ----------    ----------
                                                            3,984         2,866
                                                       ----------    ----------

Income before income taxes                                 21,151        19,632
Income tax provision                                       (5,076)         (400)
                                                       ----------    ----------

Net income                                             $   16,075    $   19,232
                                                       ==========    ==========

Basic earnings per common share                        $      .50    $      .67
                                                       ==========    ==========
Average common shares outstanding                      32,079,795    28,620,179

Diluted earnings per common share                      $      .48    $      .63
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 1,484,481 and 1,961,111 common
  equivalent shares in 2002 and 2001, respectively)    33,564,276    30,581,290

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED INCOME SUMMARY
(In thousands, except share data)
(Unaudited)
                                                               Six months ended
                                                                        June 30
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Net revenues:
  Membership revenue                                   $  371,064    $  347,405
  Products and services                                   105,735        74,000
  Miscellaneous revenue                                    10,028         9,007
                                                       ----------    ----------
                                                          486,827       430,412

Operating costs and expenses:
  Fitness center operations                               277,902       246,557
  Products and services                                    66,785        46,757
  Member processing and collection centers                 21,993        20,979
  Advertising                                              32,922        32,417
  General and administrative                               16,861        14,199
  Depreciation and amortization                            36,408        35,881
                                                       ----------    ----------
                                                          452,871       396,790
                                                       ----------    ----------

Operating income                                           33,956        33,622

Finance charges earned                                     35,122        35,154
Interest expense                                          (28,190)      (30,633)
Other interest income                                         163           484
                                                       ----------    ----------
                                                            7,095         5,005
                                                       ----------    ----------

Income before income taxes                                 41,051        38,627
Income tax provision                                       (5,574)         (750)
                                                       ----------    ----------

Net income                                             $   35,477    $   37,877
                                                       ==========    ==========

Basic earnings per common share                        $     1.11    $     1.42
                                                       ==========    ==========
Average common shares outstanding                      31,911,543    26,728,988

Diluted earnings per common share                      $     1.06    $     1.28
                                                       ==========    ==========
Average diluted common shares outstanding
  (includes 1,436,788 and 2,941,009 common
  equivalent shares in 2002 and 2001, respectively)    33,348,331    29,669,997

BALLY TOTAL FITNESS HOLDING CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
(Unaudited)
                                                          June 30   December 31
                                                             2002          2001
                                                     ------------   -----------
                             ASSETS

Current assets:
  Cash and equivalents                                 $   13,286    $    9,310
  Installment contracts receivable, net                   325,550       284,611
  Other current assets                                     68,393        68,899
                                                       ----------    ----------
    Total current assets                                  407,229       362,820

Installment contracts receivable, net                     295,779       273,607
Property and equipment, less accumulated depreciation
  and amortization of $512,137 and $490,116               660,059       628,634
Intangible assets, less accumulated amortization
  of $80,567 and $80,256                                  253,331       237,037
Deferred income taxes                                      73,042        76,104
Deferred membership origination costs                     117,470       112,959
Other assets                                               33,351        25,729
                                                       ----------    ----------
                                                       $1,840,261    $1,716,890
                                                       ==========    ==========

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                     $   62,093    $   50,471
  Income taxes payable                                      1,325         1,974
  Deferred income taxes                                    32,068        32,346
  Accrued liabilities                                      80,480        75,309
  Current maturities of long-term debt                     28,089        25,302
  Deferred revenues                                       301,358       294,930
                                                       ----------    ----------
    Total current liabilities                             505,413       480,332

Long-term debt, less current maturities                   688,777       639,869
Other liabilities                                          12,666        12,555
Deferred revenues                                          73,362        71,400
Stockholders' equity                                      560,043       512,734
                                                       ----------    ----------
                                                       $1,840,261    $1,716,890
                                                       ==========    ==========

BALLY TOTAL FITNESS HOLDING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)
                                                               Six months ended
                                                                        June 30
                                                       ------------------------
                                                             2002          2001
                                                       ----------    ----------
Operating:
  Net income                                           $   35,477    $   37,877
  Adjustments to reconcile -
    Depreciation and amortization, including
      amortization included in interest expense            38,440        37,753
    Change in operating assets and liabilities            (53,563)      (22,450)
                                                       ----------    ----------
  Cash provided by operating activities                    20,354        53,180

Investing:
  Purchases and construction of property
    and equipment                                         (43,165)      (47,966)
  Purchases of real estate                                (11,510)
  Acquisitions of businesses and other                     (6,092)       (2,379)
                                                       ----------    ----------
  Cash used in investing activities                       (60,767)      (50,345)

Financing:
  Debt transactions -
    Net borrowings (repayments) under revolving
     credit agreement                                      25,000       (61,500)
    Net borrowings (repayments) of other
      long-term debt                                       16,412        (9,956)
                                                       ----------    ----------
  Cash provided (used) by debt transactions                41,412       (71,456)

  Equity transactions -
    Proceeds from sale of common stock                                   53,827
    Proceeds from exercise of warrants                      2,513        11,609
    Proceeds from issuance of common stock under
      stock purchase and options plans                      1,324         2,248
    Purchases of common stock for treasury                   (860)
                                                       ----------    ----------
  Cash provided (used) by financing transactions           44,389        (3,772)
                                                       ----------    ----------

Increase (decrease) in cash and equivalents                 3,976          (937)
Cash and equivalents, beginning of period                   9,310        13,074
                                                       ----------    ----------
Cash and equivalents, end of period                    $   13,286    $   12,137
                                                       ==========    ==========

Changes in operating assets and liabilities:
  Increase in installment contracts receivable         $  (63,066)   $  (11,041)
  Increase in other current and other assets               (6,551)       (7,377)
  Increase in deferred membership origination costs        (4,511)       (3,618)
  Increase (decrease) in accounts payable                  11,622        (1,661)
  Increase (decrease) in income taxes payable
    and deferred income taxes                               4,935          (678)
  Increase in accrued and other liabilities                 4,418         2,456
  Decrease in deferred revenues                              (410)         (531)
                                                       ----------    ----------
Change in operating assets and liabilities             $  (53,563)   $  (22,450)
                                                       ==========    ==========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited):

Installment contracts receivable

                                                          June 30   December 31
                                                             2002          2001
                                                     ------------   -----------
Current:
  Installment contracts receivable                     $  437,848    $  397,180
    Unearned finance charges                              (44,227)      (44,898)
    Allowance for doubtful receivables
      and cancellations                                   (68,071)      (67,671)
                                                       ----------    ----------
                                                       $  325,550    $  284,611
                                                       ==========    ==========

Long-term:
  Installment contracts receivable                     $  379,754    $  358,115
    Unearned finance charges                              (21,186)      (21,675)
    Allowance for doubtful receivables
      and cancellations                                   (62,789)      (62,833)
                                                       ----------    ----------
                                                       $  295,779    $  273,607
                                                       ==========    ==========

A summary of the allowance for doubtful receivables and cancellations activity is as follows:

                                          Three Months ended           Six Months ended
                                                     June 30                    June 30
                                   -------------------------  -------------------------
                                          2002          2001         2002          2001
                                   -----------   -----------  -----------   -----------

Balance at beginning of period     $   134,032   $   135,616  $   130,504   $   132,277
Contract cancellations and
  write-offs of uncollectible
  amounts, net of recoveries           (86,347)      (78,947)    (177,180)     (166,583)
Provision for cancellations and
  doubtful receivables                  83,175        88,243      177,536       179,218
                                   -----------   -----------  -----------   -----------
Balance at end of period           $   130,860   $   144,912  $   130,860   $   144,912
                                   ===========   ===========  ===========   ===========

NOTES TO THE CONDENSED FINANCIAL STATEMENTS(in thousands)(unaudited)(continued):

Products and services

                                          Three Months ended           Six Months ended
                                                     June 30                    June 30
                                   -------------------------  -------------------------
                                          2002          2001         2002          2001
                                   -----------   -----------  -----------   -----------
Net revenues:
  Retail and nutritional
  supplements--
    Membership programs            $     6,725   $     8,013  $    15,510   $    16,411
    Direct sales                        14,409        10,921       28,233        21,325
  Personal training--
    Membership programs                 10,933         6,394       21,489        12,081
    Direct sales                        19,695         9,858       37,396        20,367
  Financial services                     1,556         2,378        3,107         3,816
                                   -----------   -----------  -----------   -----------
                                        53,318        37,564      105,735        74,000

Operating costs and expenses:
  Retail and nutritional
    supplements                         15,699        13,326       32,045        26,574
  Personal training                     18,053        10,310       34,740        20,183
                                   -----------   -----------  -----------   -----------
                                        33,752        23,636       66,785        46,757
                                   -----------   -----------  -----------   -----------
Contribution margin                $    19,566   $    13,928  $    38,950   $    27,243
                                   ===========   ===========  ===========   ===========

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